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                                                                   Exhibit 10.22

                              EMPLOYMENT AGREEMENT

PARTIES      PF. NET HOLDINGS, LIMITED                           (the "Company")

             DAVID L. TAYLOR                                        ("Employee")

DATED:       October 1, 1999

                                     RECITAL

      The Company is engaged in the business of providing the fiber optic telecommunication systems and services. The Company desires to employ and retain the unique experience, abilities and services of Employee as its Chief Financial Officer.

                                    AGREEMENT

      The parties agree as follows:

1.    EMPLOYMENT

      1.1 Term. The Company agrees to employ Employee as its Chief Financial Officer for a term commencing October 1, 1999 and expiring September 30, 2002 (the "Initial Term") unless terminated earlier in accordance with Section 6. Further, upon expiration of the Initial Term, this Agreement shall automatically renew for additional terms of one year each (each an "Extension Term") unless either party provides the other with written notice of nonrenewal at least 180 days prior to the expiration of the Initial Term or an Extension Term.

      1.2 Duties. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement and agrees to devote full time and attention (reasonable periods of illness excepted) to the performance of duties under this Agreement. Employee shall act as the Chief Financial Officer of the Company and shall be responsible for establishing and overseeing the financial functions of the Company. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the Chief Executive Officer of the Company. Employee further agrees that in all aspects of such employment, Employee shall comply with the instructions, policies and rules of the Company established from time to time and shall perform Employee's duties faithfully, intelligently, to the best of Employee's ability and in the best interests of the Company. The devotion of reasonable periods of time by Employee for personal purposes, outside business activities or charitable activities shall not be


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deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered pursuant to this Agreement.

2.    COMPENSATION

      2.1 Base Compensation. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee base compensation of $20,833.34 per month (less applicable withholding and other taxes) payable in equal semi-monthly installments. The Board of Directors of the Company shall review annually the compensation of Employee and such compensation may be increased as determined in the sole discretion of the Board of Directors to take into account the performance of Employee for the Company during the preceding year.

      2.2 Bonus Compensation. Employee shall be eligible each calendar year to receive a bonus in an amount up to 100% of annual base compensation, but only if Employee is employed by the Company as of the end of such calendar year. The bonus amount, if any, shall be determined by the Board of Directors of the Company based on annual performance criteria, including without limitation, satisfaction of specific operating objectives (which objectives shall apply to both Employee and the Company), management and development of supervised employees/consultants and completion of assigned duties. Within 60 days from the date hereof specific performance criteria with respect to Employee and the Company shall be developed with the input of the Company, the Company's compensation consultant and Employee. Employee, at his option, shall have the right to elect to receive any bonus payable to Employee in the form of cash, or vested stock options which are the financial equivalent of such cash bonus, or a combination of cash and such stock options. Employee shall notify the Company in writing of the form of payment elected by Employee within ten (10) business days after the Company notifies Employee of the determination to pay Employee the bonus. Any cash bonus shall be paid and stock options issued within 120 days after the end of the applicable calendar year.

      2.3 Stock Options

            2.3.1 Initial Grant. Employee shall be granted stock options (the "Initial Grant") to purchase 800,000 shares of common stock of the Company which shall represent not less than 2% of the shares of common stock of the Company outstanding prior to such issuance determined by excluding any shares of common stock issued or issuable with respect to (i) the Initial Grant and (ii) the private equity funding (described below) at an exercise price equal to 70% of the per share value used by the first independent entity to provide private equity funding to the Company in the currently anticipated sum of approximately $75 million to $150 million after the date of this Agreement. The Initial Grant shall vest as follows: one-third upon commencement of employment, two-ninths on September 30, 2000, two-ninths on September 30, 2001 and two-ninths on September 30, 2002; provided employee shall be employed by the Company on such dates. The Initial Grant shall be exercisable for a period of five years after the Initial Grant, subject to Section 6.3. The terms of the Initial Grant will be set forth in a separate Option Agreement, which shall include provisions, among others, relating to exercise of options, option exercise price, vesting provisions, investment representations, securities law provisions and antidilution provisions comparable


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      to antidilution provisions given to the current members of the Company
      (including, without limitation, antidilution adjustments regarding sale of shares at a price less than the Option Exercise price); provided, the Option Agreement shall be consistent with the provisions set forth in Sections 2.3 and 6 of this Agreement.

            2.3.2 Additional Grant. Employee shall be entitled to participate in a Company-wide employee stock option plan that is intended to be adopted by the Company for the benefit of the employees of the Company. Such stock options shall be on the same terms (although not necessarily in the same amounts) as the stock options granted to the other members of senior management of the Company.

            2.3.3 Change of Control. In the event there is a change of control ("Change of Control") during the term of this Agreement, including any Extension Period, all unvested stock options granted to Employee with respect to the Company, its successors or affiliates, shall vest immediately prior to the Change of Control. For purposes of this Agreement, a Change of Control means (i) the direct or indirect sale, exchange or other transfer of all or substantially all (60% or more) of the assets of the Company to any person or entity or group of persons or entities acting in concert (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Company with the effect that the members or shareholders of the Company, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then-outstanding ownership interests or securities of the surviving entity of such merger, consolidation or other business combination, (iii) the replacement of three-fourths or more of the Board of Directors of the Company in any given 12-month period as compared to the directors at the beginning of such 12-month period, and such replacement(s) shall not have been approved by the Board of Directors of the Company, as applicable, as constituted at the beginning of such 12-month period, or (iv) a person or Group of Persons shall have become the beneficial owner of ownership interests or securities of the Company representing 60% or more of the combined voting power of the Company.

            2.3.4 Adjustments to Initial Grant. In the event of any change in capitalization, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, proportionate adjustments as the Board of Directors deems appropriate to reflect such change will be made with respect to the aggregate number of shares in the Initial Grant and/or the exercise price per share (such Initial Grant premised on 40,000,000 shares of common stock being outstanding at the time of the Initial Grant).

      2.4 Other Benefits. The Company shall provide to Employee and Employee's family the same type (but not necessarily in the same amounts) of health insurance benefits, 401(k) plan and car allowance benefit plan (as appropriate) that the Company provides to other senior management employees and their families, subject to Employee's satisfaction of the respective eligibility conditions for such benefits; such benefits shall be provided to Employee pursuant to a comprehensive benefit plan to be adopted by the Company with the advice of Employee.


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      2.5 Vacation. Subject to the approval of time by the Chief Executive
Officer of the Company, Employee shall be entitled to one or more vacations totaling the number of working days in each calendar year determined by the Board of Directors of the Company to apply to members of senior management, which number of working days shall be between 15 and 20. Any unused vacation time shall be carried over to future years consistent with the Company's standard vacation time policy.

3.    EXPENSES

      3.1 Agreement Expenses. Employee has been represented by counsel on the subject of this transaction. The Company shall advance to Employee amounts necessary to reimburse legal fees incurred by Employee in the negotiation and preparation of this Agreement, which fees shall not exceed $7,000. Such amount advanced to Employee by the Company shall be deducted from the monthly base compensation of Employee in two equal deductions, commencing on October 1, 1999.

      3.2 Business Expenses. Employee shall be entitled to reimbursement from the Company for reasonable expenses (including travel, lodging and meal expenses related to business travel) necessarily incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers indicating in reasonable detail the amount and business purpose of each such expense and upon compliance with other requirements of the Company's expense reimbursement policy.

4.    FACILITIES AND LOCATION

      Employee shall be provided, at the headquarters of the Company, with a private office and such other facilities, supplies and services as shall be required for the performance of Employee's duties under this Agreement. Upon commencement of employment, Employee shall be available at the headquarters of the Company during the work week and shall relocate Employee's home to the metropolitan area of the Company's headquarters not later than December 31, 2000. Until Employee relocates, the Company shall reimburse Employee for reasonable travel and lodging expenses incurred by Employee.

      Employee shall be entitled to a relocation allowance at the time his family is moved to Company headquarters pursuant to the Company's standard relocation reimbursement policy. In the event the Company terminates the Employee's employment hereunder without cause, the Company shall be responsible for a relocation payment for moving the Employee's family from headquarters to Dallas, Texas. Such payment shall similarly be in accordance with the Company's relocation policy.


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5.    COVENANT NOT TO COMPETE; CONFIDENTIALITY

      5.1 Covenants of Noncompetition and Nonsolicitation

            5.1.1 Covenants. Employee covenants and agrees that for the Restriction Period (defined in Section 5.1.4), employee shall not, directly or indirectly, without in each instance obtaining the prior written consent of the Company, which consent may be granted or withheld by the Company in its sole discretion:

                  (a) Engage, within any state in which the Company is then
            engaged, (i) in the business of providing fiber optic telecommunication systems or services or (ii) in any other business which may be in competition with the business conducted by the Company on the date of this Agreement or commenced at any time during the Restriction Period.

                  (b) For the benefit of Employee or any other person or
            enterprise (i) solicit any business whatsoever from any vendor or customer of the business conducted by the Company, (ii) induce or cause any vendor to cease providing or selling any service or product to the Company or to terminate or change such vendor's business relationship with the Company in any manner or (iii) induce or cause any customer to cease purchasing any product or service from the Company or to terminate or change such customer's relationship with the Company in any manner.

                  (c) For the benefit of Employee or any other person or
            enterprise (i) induce or solicit any person who is then employed by the Company, or has been employed by the Company at any time during the one-year period preceding such inducement or solicitation, to leave that person's employment or other position with the Company or to accept any other employment or position or (ii) otherwise assist any person or enterprise in hiring or otherwise engaging such person.

      For purposes of this Section 5.1.1, the term "Company" as referenced in subsections (a), (b) and (c), above, shall include the Company and any affiliate of the Company.

            5.1.2 Indirect Activities. Employee shall be deemed to be indirectly engaged in any activity covered by Section 5.1.1 if Employee (i) owns (as a proprietor, partner, member, stockholder or otherwise) an interest in,
      (ii) participates (as an officer, director, member, manager or in any other capacity) in the management, operation or control of or (iii) provides assistance, performs services or acts in the capacity of an employee, independent contractor, consultant or agent of any enterprise that is engaged, directly or indirectly, in such activity; provided, however, that Employee may own up to two percent (2%) of the outstanding shares or other equity securities of any enterprise that is a reporting company under the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the term "enterprise"


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      shall include a sole proprietorship, partnership, limited liability company, corporation, trust, association, governmental entity or other form of entity or association.

            5.1.3 Reasonableness of Restrictions. Employee acknowledges and confirms that the covenants set forth in this Section 5.1: (i) do not impose unreasonable restrictions or work a hardship upon Employee, (ii) are essential to the willingness of the Company to employ Employee, (iii) are necessary and fundamental to the protection of the business conducted by the Company and any affiliate of the Company and (iv) are reasonable as to scope, duration and territory. Employee waives any and all defenses to the enforcement of the covenants set forth in this Section 5.1.

            5.1.4 Restriction Period. The covenants set forth in this Section
      5.1 shall be binding on Employee for the period (the "Restriction Period") commencing on the date of this Agreement and ending one year after the date Employee's employment with the Company terminated; provided, however, in the event Employee is terminated by the Company without Cause (as defined in Section 6.1(a)), the Restriction Period shall end on the date of termination without Cause.

      5.2 Confidentiality

            5.2.1 Confidentiality. Employee acknowledges and agrees that all trade secrets, information, lists of customers and vendors, product planning information, marketing research, marketing plans and strategies, pricing strategies, financial information, data of the Company or any affiliate of the Company or any other information proprietary to the Company or any affiliate of the Company ("Confidential Information") are valuable assets of the Company.

            5.2.2 Ownership. Employee acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive property of the Company and its affiliates, whether or not conceived, discovered or developed, in whole or in part, by Employee and whether or not disclosed or entrusted to Employee in connection with Employee's employment by the Company.

            5.2.3 Acknowledgment of Receipt of Confidential Information. Employee acknowledges that in the course of performing employment services for the Company, Employee will have access to Confidential Information, the ownership and confidential status of which are highly important to the Company, and Employee agrees, in addition to the specific covenants contained in this Agreement, to comply with all policies and procedures of the Company for the protection of Confidential Information.

            5.2.4 Covenant of Nondisclosure. Except for disclosure of Confidential Information to other employees or consultants of the Company on a "need to know" basis in the course of performing employment services for the Company, Employee agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any


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      means, to any person or enterprise without the prior written consent of the Company, which consent may be granted or withheld by the company in its sole discretion.

            5.2.5 Covenant of Nonuse. Employee agrees not to copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform the duties of employment for the Company.

            5.2.6 Return of Documents. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, drawings, memoranda, notes and other documentation related to or containing any Confidential Information shall be the sole and exclusive property of the Company and its affiliates and shall be returned to the Company upon the termination of Employee's employment with the Company or upon the written request of the Company.

            5.2.7 Safeguard of Confidential Information. Employee agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary to ensure the maintenance of confidentiality.

      5.3 Remedy; Survival

            5 3.1 Injunction. Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 5 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Section 5, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

            5.3.2 No Release. Employee agrees that the termination of employment shall not release Employee from any obligations under Section 5.

6.    TERMINATION OF EMPLOYMENT

      6.1 Causes or Ground for Termination of Employment. The Company shall have the right to terminate the employment of Employee at any time, without notice and without payment of compensation in lieu of notice, under either of the following conditions:

            (a) For cause ("Cause"), including, but not limited to, (i) any form of dishonesty, criminal conduct or conduct involving moral turpitude connected with the employment of Employee or which otherwise reflects adversely upon the Company's reputation or operations, (ii) the refusal of Employee to comply with the Company's written instructions, policies or rules as approved or mandated by the


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      Board of Directors, (iii) continuing or repeated problems with Employee's performance or conduct or Employee's inattention to duties after Employee has been provided written notice and a reasonable opportunity to cure or
      (iv) any material breach of Employee's obligations under this Agreement after Employee has been provided written notice and a reasonable opportunity to cure; or

            (b) Employee has suffered a disability as a result of illness, accident or other cause and is unable to perform a substantial portion of Employee's usual duties or employment for a total (consecutive or cumulative) of 180 days in any 12-month period after the date the disability commenced.

      6.2 Death. This Agreement and Employee's employment with the Company shall terminate automatically upon Employee's death. If death occurs within the first 12 months of commencement of employment with the Company, Employee's estate shall forfeit 50% of the vested stock options received by Employee pursuant to Sections 2.3.1 and 2.3.2 if death was not caused by or related to Employee's employment, but if death occurs during the first 12 months because of or related to Employee's employment or after such 12-month period, there shall be no forfeiture of vested options.

      6.3 Effect of Termination

            6.3.1 In General. Upon the termination of employment, Employee (or Employee's estate in the event of Employee's death) shall receive Employee's base compensation prorated through the effective date of termination of employment and any other payments, including, but not limited to, earned vacation pay, to which Employee is entitled under the Company's policies. Any termination of employment shall automatically terminate Employee's right to any additional compensation, to unvested stock options or to other benefits paid by the Company except as provided in Section 6.3.2, 6.3.3 and 6.3.4.

            6.3.2 Termination upon Disability. In the event Employee's employment is terminated as a result of a disability as provided in
      Section 6.1(b):

                  (a) If disability occurs within the first 12 months of
            commencement of employment with the Company, Employee shall forfeit 50% of the vested stock options received by Employee pursuant to Sections 2.3.1 and 2.3.2 if disability was not caused by or related to Employee's employment, but if disability occurs during the first 12 months because of or related to Employee's employment or after such 12-month period, there shall be no forfeiture of vested options;

                  (b) The Company shall pay Employee compensation equal to six months of base compensation, but not to exceed base compensation payable for the remainder of the term of the Agreement.


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            6.3.3 Termination by Company without Cause. In the event the employment of Employee is terminated by the Company for any reason other than for Cause, in addition to the compensation payable under Section 6.3.1, Employee shall be entitled to the following:

                  (a) The Company shall pay Employee severance compensation in an amount equal to one year of the base compensation of Employee then in effect.

                  (b) Employee shall be entitled to retain all of Employee's vested stock options received pursuant to Sections 2.3.1 and 2.3.2.

                  (c) With respect to the unvested options of Employee
            received pursuant to Sections 2.3.1 and 2.3.2, (i) if termination occurs within the first 12 months of the commencement of employment with the Company, 50% of the unvested options of Employee shall vest upon the date of termination of employment and (ii) if termination occurs on or after the first 12 months of the commencement of employment with the Company, 100% of the unvested options of Employee shall vest upon the date of termination of employment.

            6.3.4 Termination by Employee. In the event the employment of Employee is terminated by Employee for any reason during the Initial Term, Employee shall receive the compensation payable under Section 6.3.1. Employee shall forfeit 50% of the vested stock options received by Employee pursuant to Sections 2.3.1 and 2.3.2.

7.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

      Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

8.    MISCELLANEOUS PROVISIONS

      8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      8.2 Attorney Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, each party shall be responsible to pay the attorney fees and costs incurred by such party in preparation or in prosecution or defense of such suit or action and the court or adjudicator is not authorized to allocate attorney fees and costs between the parties or to one party.

      8.3 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile (with confirmation report) or mailed by certified mail, return receipt requested, postage prepaid, to the parties at the following facsimile numbers or addresses:


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            If to the Company, to:

            PF. Net Holdings, Limited
            1625 B Street
            Washougal, WA 98671
            Fax: 360-835-4700

            If to Employee, to:

            David L. Taylor
            5508 Ash Creek Lane
            Plano, Texas 75093
            Fax: 972-867-5564

Any notice or other communication shall be deemed to be given (a) on the date of confirmed delivery by facsimile or (b) at the expiration of the third day after the date of deposit in the United States mail. The facsimile numbers or addresses to which notices or other communications shall be given may be changed from time to time by giving written notice to the other party as provided in this Section 8.3.

      8.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired. Section 5.1.1 shall be construed as a separate agreement covering each state or political subdivision in which Employer has conducted or contemplates conducting its business. If the geographical scope set forth in Section 5.1.1 shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the applicable geographic scope shall be modified to such geographic scope as such court may determine to be reasonable and proper under all existing circumstances and conditions. If any provision of Section 5.1.1 is invalid, illegal or unenforceable in any respect, the remaining provisions shall nevertheless be given full effect and shall be construed as if such invalid, illegal or unenforceable provisions or parts thereof, had never been contained in this Agreement. If any time limitation contained in Section 5.1.4 is declared invalid, illegal or unenforceable by any court of competent jurisdiction, then the restriction governed by that time limitation shall be applicable for such period of time as such court may determine to be reasonable and proper under all existing circumstances and conditions.

      8.5 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

      8.6 Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a


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continuing waiver. A failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

      8.7 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same agreement.

COMPANY:                             PF.NET HOLDINGS, LIMITED


                                     By:    /s/ [Illegible]
                                            -----------------------------------

                                     Title: [Illegible]
                                            -----------------------------------

EMPLOYEE:                            DAVID L. TAYLOR


                                     /s/ David L. Taylor
                                     ------------------------------------------
                                     David L. Taylor


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